EXHIBIT 21


Subsidiaries of First Federal Bancorp, Inc.

                 First Federal Savings Bank of Eastern Ohio
                              Chartered in Ohio

                           Firstfedco Agency, Inc.
         (Subsidiary of First Federal Savings Bank of Eastern Ohio)
                              Chartered in Ohio

                         MCT Development Corporation
         (Subsidiary of First Federal Savings Bank of Eastern Ohio)
                              Chartered in Ohio


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